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                                                                    EXHIBIT 99


                                  MARINE BANK
                            9400 - 9TH STREET NORTH
                         ST. PETERSBURG, FLORIDA 33702

                  -----------------------------------------

          PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS - AUGUST 3, 1998

  (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARINE BANK)

     The undersigned shareholder of Marine Bank ("Marine") hereby appoints Dennis G. Ruppel and Charles H. Block, and each or either of them, with full power of substitution, as attorneys and proxies to vote all of the shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present at the Special Meeting of the Shareholders of Marine to be held in the principal banking office of Marine at 9400 - 9th Street North, St. Petersburg, Florida, on Monday, August 3, 1998, at 4:00 p.m., and at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Special Meeting, the Proxy Statement/Prospectus, and in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus.

     This Proxy, when properly executed and returned to Marine, will be voted as directed

     (1)  PROPOSAL TO MERGE MARINE INTO SOUTHTRUST BANK, NATIONAL ASSOCIATION

     FOR [  ]            AGAINST [  ]        ABSTAIN [  ]

     With respect to the approval of that certain Agreement and Plan of Merger (the "Merger Agreement") of SouthTrust Bank, National Association ("ST-Bank") and Marine, joined into by SouthTrust Corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., a wholly-owned subsidiary of SouthTrust and the parent of ST-Bank ("ST-Sub"), whereby Marine will be merged with and into ST-Bank and the holders of Marine common stock will receive 0.355 shares of SouthTrust common stock, with cash being paid in lieu of issuing fractional shares, for each share of Marine common stock, all pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the Proxy Statement/Prospectus dated July (____), 1998; and

     (2) IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1). PLEASE RETURN THIS PROXY IN THE SELF-ADDRESSED POSTAGE PAID ENVELOPE PROVIDED AS PROMPTLY AS PRACTICAL, REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON SHOULD YOU SO DESIRE.

               Dated:

                                          , 1998
               ---------------------------         ----------------------------
                                                   (Signature(s) of Shareholder)

                                          , 1998
               ---------------------------         ----------------------------
                                                       (co-owner, if any)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.